Exhibit 4.2

WORTHINGTON INDUSTRIES, INC.

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

Dated as of December 19, 2006

Re: Note Purchase Agreement dated as of December 17, 2004

and

$100,000,000 Floating Rate Senior Notes due December 17, 2014

of the Company

To each of the Noteholders named

in Schedule I attached hereto

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement dated as of December 17, 2004 (the “Note Purchase Agreement”) among Worthington Industries, Inc., an Ohio corporation (the “Company”) and the Purchasers named therein (the “Noteholders”) under and pursuant to which the Floating Rate Senior Notes due December 17, 2014 of the Company in an aggregate principal amount of $100,000,000 (the “Notes”) were originally issued and sold. Terms used but not otherwise defined herein shall have the meanings set forth in the Note Purchase Agreement, as amended by this First Amendment to Securities Purchase Agreement (the “First Amendment”).

The Company has requested that the holders of no less than 50% in aggregate principal amount of the outstanding Notes amend the Note Purchase Agreement to make certain revisions to its terms.

In consideration of the foregoing, the Company hereby agrees with you as follows:

SECTION 1. AMENDMENTS TO NOTE PURCHASE AGREEMENT.

Section 1.1 Amendment to Section 10.10 (Financial Covenants). Section 10.10 of the Note Purchase Agreement shall be and is hereby amended by amending Section 10.10(a) in its entirety to read as follows:

(a) Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company, in each case taken as a single accounting period, calculated as of the end of each fiscal quarter of the Company, to be less than 3.00:1.00.

Worthington Industries, Inc.	First Amendment to
Note Purchase Agreement

Section 1.2. Amendment to Schedule B (Defined Terms). Schedule B of the Note Purchase Agreement shall be and is hereby amended by

(a) replacing the defined term “Consolidated Interest Expense” appearing therein in its entirety to read as follows:

“Consolidated Interest Expense” means, for any period, the aggregate interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication, the portion of any cash payments made or accrued in respect of Capital Lease Obligations allocable to interest expense.

(b) alphabetically adding the defined term “Interest Coverage Ratio” to read as follows:

“Interest Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.

(c) replacing the term “Leverage Ratio” appearing in the definition of “Consolidated EBITDA” with the term “Interest Coverage Ratio”; and

(d) deleting the term “Leverage Ratio” appearing therein.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

The Company hereby represents and warrants that as of the date hereof:

(a) The execution and delivery of the First Amendment by the Company and compliance by the Company with all of the provisions of the Note Purchase Agreement, as amended by the First Amendment —

(i) are within the corporate power and authority of the Company; and

(ii) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or code of regulations of the Company or any indenture or other agreement or instrument to which the Company is party or by which the Company may be bound, or result in the imposition of any Liens or encumbrances on any property of the Company.

(b) The execution and delivery of the First Amendment has been duly authorized by all necessary corporate action on the part of the Company (no action by the

Worthington Industries, Inc.	First Amendment to
Note Purchase Agreement

stockholders of the Company being required by law, by the articles of incorporation or code of regulations of the Company or otherwise, other than those actions which have been obtained or effected); and the First Amendment has been duly executed and delivered by the Company, and the Note Purchase Agreement, as amended by the First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(c) As of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.

SECTION 3. MISCELLANEOUS.

Section 3.1. Ratification of Note Purchase Agreement. Except as herein expressly amended, the Note Purchase Agreement is in all respects ratified and confirmed. If and to the extent that any term or provision of the Note Purchase Agreement is in conflict or inconsistent with any term or provision of this First Amendment, this First Amendment shall govern.

Section 3.2. References to Note Purchase Agreement. References in the Note Purchase Agreement or in any Note, certificate, instrument or other document related to or delivered in connection with the transactions contemplated by the Note Purchase Agreement shall be deemed to be references to the Note Purchase Agreement as amended hereby and as further amended from time to time.

Section 3.3. Successors and Assigns. The Note Purchase Agreement, as amended by this First Amendment and as amended or otherwise modified from time to time hereafter, shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Noteholder and such Noteholder’s successors and assigns, including each successive holder or holders of any Notes.

Section 3.4. Requisite Approval; Expenses. This First Amendment shall be effective as of the date first written above upon the satisfaction of the following conditions precedent: (a) the Company and the Required Holders shall have executed this First Amendment, (b) the Noteholders shall have received a duly executed copy of that certain Second Amended and Restated Revolving Credit Agreement dated as of September 29, 2005, and (c) the Company shall have paid all reasonable out-of-pocket expenses incurred by the Noteholders in connection with the consummation of the transactions contemplated by this First Amendment, including, without limitation, the reasonable fees, expenses and disbursements of Chapman and Cutler LLP which are reflected in statements of such counsel rendered on or prior to the date of this First Amendment.

Worthington Industries, Inc.	First Amendment to
Note Purchase Agreement

Section 3.5. Counterparts. This First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Section 3.6. Governing Law. The Note Purchase Agreement, as amended by this First Amendment, and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Worthington Industries, Inc.	First Amendment to
Note Purchase Agreement

IN WITNESS WHEREOF, the Company has executed this First Amendment to Note Purchase Agreement as of the day and year first above written.

WORTHINGTON INDUSTRIES, INC.

By:	/s/ Lester V. Hess
Its	Treasurer

Worthington Industries, Inc.	First Amendment to
Note Purchase Agreement

This First Amendment to Note Purchase Agreement is accepted and agreed to as of the day and year first above written.

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Robert B. Bodett
Name	Robert B. Bodett

By:	/s/ Jerry D. Zinkula
Name	Jerry D. Zinkula
Authorized Signatories

Worthington Industries, Inc.	First Amendment to
Note Purchase Agreement

This First Amendment to Note Purchase Agreement is accepted and agreed to as of the day and year first above written.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

BY:	CIGNA INVESTMENTS, INC. (AUTHORIZED AGENT)

By:	/s/ Deborah B. Wiacek
Name:	Deborah B. Wiacek
Title:	Managing Director

Worthington Industries, Inc.	First Amendment to
Note Purchase Agreement

This First Amendment to Note Purchase Agreement is accepted and agreed to as of the day and year first above written.

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
Name:	Curtis R. Caldwell
Title:	Vice President

COMPANION LIFE INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
Name:	Curtis R. Caldwell
Title:	Authorized Signer

UNITED WORLD LIFE INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
Name:	Curtis R. Caldwell
Title:	Vice President

Worthington Industries, Inc.	First Amendment to
Note Purchase Agreement

This First Amendment to Note Purchase Agreement is accepted and agreed to as of the day and year first above written.

PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Joellen J. Watts
Name:	Joellen J. Watts
Title:	Counsel

By:	/s/ Colin Pennycooke
Name:	Colin Pennycooke
Title:	Counsel:

Worthington Industries, Inc.	First Amendment to
Note Purchase Agreement

NOTEHOLDERS	PRINCIPAL AMOUNT OF NOTE(S) OUTSTANDING
ALLSTATE LIFE INSURANCE COMPANY	$47,000,000

CONNECTICUT GENERAL LIFE INSURANCE COMPANY	$30,000,000

UNITED OMAHA LIFE INSURANCE COMPANY	$13,000,000

PRINCIPAL LIFE INSURANCE COMPANY	$10,000,000

SCHEDULE I

(to First Amendment to Note Purchase Agreement)